UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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First Commonwealth Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST COMMONWEALTH FINANCIAL CORPORATION

Old Courthouse Square, 22 North Sixth Street

Indiana, Pennsylvania 15701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 17, 2006

Dear Shareholders:

On Monday, April 17, 2006, First Commonwealth Financial Corporation will hold its Annual Meeting of Shareholders at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania. The meeting will begin at 3:00 p.m., local time. At the meeting we will:

1.	Elect four members to the Board of Directors to serve for terms expiring in 2009.

2.	Attend to other business properly presented at the meeting.

The Board of Directors recommends that you vote in favor of the director nominees presented in this Proxy Statement.

Only shareholders of record as of the close of business on March 3, 2006, may vote at the annual meeting and any adjournments of the annual meeting. A copy of First Commonwealth’s 2005 Annual Report to Shareholders, which includes consolidated financial statements of First Commonwealth, is enclosed. The approximate date of mailing of the enclosed Proxy Statement and proxy card is March 17, 2006.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors,

/s/ David R. Tomb, Jr.

David R. Tomb, Jr.

Secretary

Indiana, Pennsylvania

March 17, 2006

i

FIRST COMMONWEALTH FINANCIAL CORPORATION

Old Courthouse Square, 22 North Sixth Street

Indiana, Pennsylvania 15701

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held

April 17, 2006

ABOUT THE ANNUAL MEETING

Date, Time, and Location

On Monday, April 17, 2006, First Commonwealth Financial Corporation will hold its Annual Meeting of Shareholders at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania. The meeting will begin at 3:00 p.m., local time. At the meeting, you will be asked to elect four members to the Board of Directors to serve for terms expiring in 2009 and to attend to any other business properly presented at the meeting.

Record Date and Voting

Only shareholders of record of First Commonwealth common stock as of the close of business on March 3, 2006, are entitled to receive notice of and vote at the annual meeting. As of March 3, 2006, 70,487,529 shares of First Commonwealth common stock, par value $1.00 per share, were outstanding.

You are entitled to one vote for each share that you held as of the record date on all matters to be considered and acted upon at the annual meeting. First Commonwealth’s Articles of Incorporation do not permit you to cumulate your votes in connection with the election of directors.

First Commonwealth’s By-Laws provide that the holders of not less than a majority of the shares entitled to vote at any meeting, present in person or by proxy, will constitute a quorum. Directors are elected by plurality vote, meaning that the four nominees who receive the highest number of votes cast for the election of directors at the annual meeting will be elected as directors. An affirmative vote of a majority of the shares present and voted at the annual meeting is required to approve any other matter properly brought before the meeting.

Brokers that are member firms of the New York Stock Exchange and who hold shares in “street name” for their customers have the discretion to vote those shares with respect to certain matters, including the election of directors, if they have not received voting instructions from the beneficial owners of the shares. When a broker submits a proxy, but is prohibited or otherwise refrains from exercising this discretionary voting authority with respect to shares held in street name (commonly known as a “broker non-vote”), those shares will be included in determining whether a quorum is present but will have no effect on the outcome of the proposal. Likewise, abstentions will be included in determining whether a quorum is present but will have no effect on the outcome of a proposal.

Proxies for the Annual Meeting

This Proxy Statement was prepared at the direction of First Commonwealth’s Board of Directors to solicit your proxy for use at the annual meeting. If you duly execute and return the accompanying proxy card, the shares of First Commonwealth common stock represented thereby will be voted in the manner that you specify in the proxy card. The three persons named in the enclosed proxy have been selected by the Board of Directors and have indicated that they intend to vote shares represented by valid proxies FOR the election of the four nominees listed on page 5, unless the proxy card specifies that the shares be voted otherwise.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve as Directors. In the event, however, that one or more of the nominees dies or is otherwise unable to serve, the proxy will be voted for such other person or persons as the Board of Directors may recommend.

You may revoke your proxy at any time before it has been voted by:

•	submitting written notice of revocation of your proxy to David R. Tomb, Jr., the Secretary of First Commonwealth, prior to voting at the annual meeting;

•	submitting a later dated proxy received by the Secretary of First Commonwealth prior to the annual meeting; or

•	appearing at the annual meeting and requesting that your proxy be revoked (however, your appearance alone at the annual meeting will not of itself constitute a revocation of your proxy).

First Commonwealth is not aware of any other matters to be presented at the annual meeting. In the event other matters do properly come before the annual meeting the persons named in the proxy will vote in accordance with their judgment on such matters.

Solicitation of proxies may be made by personal interviews and telephone by management and other employees of First Commonwealth. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of the stock held of record by such persons. Expenses for solicitation of all proxies will be paid by First Commonwealth.

COMMON STOCK OWNERSHIP OF MANAGEMENT

AND OTHER BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page 9 and by all directors and executive officers as a group. First Commonwealth is not aware of any person who, as of March 3, 2006, was the beneficial owner of more than 5% of the outstanding shares of First Commonwealth common stock, except First Commonwealth’s Trust Division, as described on page 3. Shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days are treated as outstanding for the purpose of computing the beneficial ownership of the person who holds the options, but not for the purpose of computing the percentage ownership of any other person or group.

Name	Amount/Nature Of Beneficial Ownership(1)	Related Footnote(s)	Percentage of Class(2)
Ray T. Charley	172,811	(12)	*
Edward T. Côté	210,800	(6,12)	*
Julia E. Trimarchi Cuccaro	109,152	(8,10,11)	*
David S. Dahlmann	25,801	(4,12)	*
John J. Dolan	51,499	(4,12)	*
Alan R. Fairman	228,165	(3,6,12)	*
Johnston A. Glass	61,606	(4)	*
Dale P. Latimer	1,890,332	(3,4,6,12)	2.68%
Sue McMurdy	69,922	(12)	*
James W. Newill	586,384	(9,12)	*
Joseph E. O’Dell	338,059	(3,5,12)	*
John A. Robertshaw, Jr.	67,872	(3,12)	*
Laurie S. Singer	24,901	(12)	*
Gerard M. Thomchick	149,863	(3,5,12)	*
David R. Tomb, Jr.	711,857	(3,4,5,6,7,12)	1.01%
E. James Trimarchi	875,335	(4,5,6,7,8,12)	1.24%
Robert J. Ventura	82,808	(12)	*
All directors and executive officers as a group (20 persons)	4,563,663	(3,4,11,12)	5.42%

*	Less than 1%

(1)	Under regulations of the Securities and Exchange Commission, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each director and executive officer has sole voting power and sole investment power over the shares indicated opposite his or her name in the table, and each member of a group has sole voting power and sole investment power over the shares beneficially owned by him or her that are included in the shares indicated for the group.
(2)	Percentage ownership is calculated based upon 70,487,529 shares of First Commonwealth common stock outstanding on March 3, 2006.
(3)	Does not include the following shares held by spouses, either individually or jointly with other persons, as to which voting and investment power is disclaimed by the director or officer: Mr. Fairman, 25,595; Mr. Latimer, 22,524; Mr. O’Dell, 6,397; Mr. Robertshaw, 6,264; Mr. Thomchick, 2,286; Mr. Tomb, 528; and all directors and executive officers as a group, 63,594.
(4)	Includes the following shares held jointly with spouses, as to which voting and investment power is shared with the spouse: Mr. Dahlmann, 10,910; Mr. Dolan, 2,042; Mr. Glass, 23,808; Mr. Latimer, 41,263; Mr. Tomb, 63,692; Mr. Trimarchi, 92,982; and all directors and executive officers as a group, 246,621.
(5)	Includes 52,172 shares held by Atlas Investment Company, of which Messrs. O’Dell, Thomchick, Tomb, and Trimarchi are each 25% owners and as to which they share voting and investment power.
(6)	Includes 204,000 shares owned by Berkshire Securities Corporation. Berkshire is a Pennsylvania corporation organized in 1976 for the purpose of acquiring and holding the securities of Pennsylvania banks. The officers, directors or stockholders of Berkshire include Messrs. Côté, Fairman, Latimer, Tomb, and Trimarchi, each of whom is an officer or director of First Commonwealth, among others. Each of the foregoing persons may be deemed to share voting and investment power of these shares.
(7)	Includes 318,876 shares held by County Wide Real Estate, Inc., of which Messrs. Tomb and Trimarchi are each 50% owners and as to which they share voting and investment power.
(8)	Ms. Cuccaro became a member of the Board of Directors January 17, 2006, when she was named to fill the unexpired term of her father, E. James Trimarchi, who retired in December 2005.
(9)	Includes 8,000 shares held by a family trust over which Mr. Newill is sole trustee and has sole voting and investment power and 109,144 shares held in a family member’s trust for which Mr. Newill was granted sole voting and investment power.
(10)	Includes 17,431 shares held by Ms. Cuccaro for minor children and includes 59,304 shares held by family interests of which Ms. Cuccaro is joint owner along with another family member.
(11)	Does not include 92,982 shares held in a limited partnership of which Ms. Cuccaro is a limited partner with limited authority. Ms. Cuccaro disclaims beneficial ownership of these shares.
(12)	Includes the following stock options currently exercisable or that will become exercisable within 60 days after March 3, 2006: Mr. Charley, 18,000 shares; Mr. Côté, 6,000 shares; Mr. Dahlmann, 9,000 shares; Mr. Dolan, 24,517 shares; Mr. Fairman, 6,000 shares; Mr. Latimer, 6,000 shares; Ms. McMurdy, 55,020 shares; Mr. Newill, 18,000 shares; Mr. O’Dell, 240,814 shares; Mr. Robertshaw, 6,000 shares; Ms. Singer, 12,500 shares; Mr. Thomchick, 71,505 shares; Mr. Tomb, 52,275 shares; Mr. Trimarchi, 19,064 shares; Mr. Ventura, 63,544; and all directors and other executive officers as a group, 744,345 shares.

As of February 28, 2006, First Commonwealth’s Trust Division, acting in a fiduciary capacity for various trusts and estates, including the First Commonwealth Employee Stock Ownership Plan, and the First Commonwealth 401(k) Retirement Savings and Investment Plan held an aggregate of 6,415,344 shares of First Commonwealth common stock or 9% of the shares outstanding as of March 3, 2006. The Trust Division has either sole or shared voting and investment power on these shares as listed below:

Total shares on which sole voting power is held:	1,382,093
Total shares on which voting power is shared:	5,033,251
Total shares on which sole investment power is held:	1,271,199
Total shares on which investment power is shared:	5,144,145

The Trust Division votes shares over which it has sole voting power. Where voting power is shared, shares are voted in consultation with the other persons having voting power.

ELECTION OF DIRECTORS

Size and Composition of Board

First Commonwealth’s By-Laws allow the Board of Directors to determine the size of the Board from time to time, subject to a minimum of three and a maximum of twenty-five directors. The number of directors is currently fixed at thirteen. The Board believes that its ideal size is between twelve and fifteen directors, and the Board may nominate additional directors for election at future annual meetings to maintain this target.

The Board of Directors is divided into three classes serving staggered three-year terms. Of the thirteen directors, there are four directors in the class whose term expires in 2006, four directors in the class whose term expires in 2007, and five directors in the class whose term expires in 2008. In addition, the Board may nominate directors from future classes for terms of less than three years as necessary to ensure that each class is approximately equal in size.

Director Independence

The Board of Directors has affirmatively determined that directors Charley, Côté, Dahlmann, Fairman, Latimer, Newill, Robertshaw, Singer and Ventura meet the standards for independence as defined in applicable rules of the New York Stock Exchange. In making this determination, the Board has determined that a director may be independent even if he or she has business relationships with First Commonwealth or one of its affiliates, as long as, in the Board’s business judgment:

•	any transaction involving the director is entered into in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons;

•	the relationship complies with all applicable federal and state regulations; and

•	the relationship would not interfere with the director’s exercise of judgment independent from management of First Commonwealth.

Nominees for Election to the Board

Directors James W. Newill, John A. Robertshaw Jr., Laurie S. Singer, and Robert J. Ventura have been nominated for election at the 2006 Annual Meeting of Shareholders for terms expiring in 2009. Each director elected this year will continue in office until a successor has been elected. Although the Board has no reason to believe that any nominee will be unable to serve, in that event, the persons named in the accompanying proxy intend to vote for the balance of those who have been nominated, and, if they deem it advisable, for a substitute nominee.

Information about the nominees, each of whom is presently a member of the Board, and about the other directors whose terms of office will continue after the annual meeting, is set forth in the table below. The nominees and other directors have held the position shown for more than five years unless otherwise indicated. Many directors also serve as directors or officers of subsidiaries of First Commonwealth. Those subsidiaries include First Commonwealth’s banking subsidiary, First Commonwealth Bank (or “FCB”), First Commonwealth Insurance Agency, Inc. (or “FCIA”), a wholly-owned insurance agency subsidiary of First Commonwealth Bank, First Commonwealth Financial Advisors, Inc. (or “FCFA”), a financial planning, consulting and asset management firm, and FraMal Holdings Corporation, an investment services company. First Commonwealth also jointly owns Commonwealth Trust Credit Life Insurance Company (or “CTCLIC”), a reinsurer of credit life and accident and health insurance. For convenience, references to these subsidiaries in the following table have been abbreviated as indicated above.

Nominees for a Term Ending in 2009:

Name	Director Since	Business Experience and Age Including Principal Occupation for Past Five Years
James W. Newill	1998	Certified Public Accountant, formerly President, J. W. Newill Company, a certified public accounting firm; Age 71

John A. Robertshaw, Jr.	1998	President, Robertshaw Management, LTD; Director of FCB, FCIA, FCFA; Age 79

Laurie S. Singer	1998	President, Allegheny Valley Development Corporation; formerly President, Allegheny Valley Chamber of Commerce; Age 54

Robert J. Ventura	2004	Principal of Ventura Group, LLC, an investment banking and corporate development advisory services company; Age 56

The Board of Directors unanimously recommends that you vote “FOR” the election of the above four nominees to the Board of Directors.

Continuing Directors Whose Terms Ending in 2007:

Name	Director Since	Business Experience and Age Including Principal Occupation for Past Five Years
David S. Dahlmann	1998	Chairman of the Board of First Commonwealth Financial Corporation; formerly Vice Chairman of First Commonwealth Financial Corporation; Director of FCB, FCIA, and FCFA; Adjunct Professor of Economics, Saint Vincent College, Latrobe, Pennsylvania; Age 56

Alan R. Fairman	2002	Partner, Fairman Drilling Company; formerly Business Manager of Fairman Drilling Company; Director of FCB, FCIA, FCFA, and New Mexico Banquest Corporation (“NMB”); Age 52

Joseph E. O’Dell	1994	President and Chief Executive Officer of First Commonwealth Financial Corporation; Director of FCB, FCIA, and FCFA; Age 60

Julia E. Trimarchi Cuccaro	2006	Attorney-At-Law; Director of FCB, FCIA, and FCFA; Age 45

Continuing Directors Whose Terms End in 2008:

Name	Director Since	Business Experience and Age Including Principal Occupation for Past Five Years
Ray T. Charley	1998	Chief Executive Officer, Thomi Co., an operator of retail grocery stores; Director of FCB, FCIA, and FCFA; Age 54

Edward T. Côté	1984	Retired; Formerly Associate, Wakefield & Associates, L.P., an investment banking firm; Age 69

Johnston A. Glass	1986	Retired; Formerly Vice Chairman of First Commonwealth Financial Corporation; Formerly President and Chief Executive Officer of FCB; Director of FCB, FCIA, and FCFA; Age 56

Dale P. Latimer	1984	Chairman of the Board and Chief Executive Officer, R&L Development Company, a heavy construction company; Director of FCB, FCIA, FCFA, and NMB; Age 75

David R. Tomb, Jr.	1983	Partner, Tomb and Tomb, attorneys-at-law; Senior Vice President, Secretary and Treasurer of First Commonwealth Financial Corporation; Director of FCB, FCIA, FCFA, and CTCLIC; Age 74

MEETINGS AND COMMITTEES OF THE BOARD

Meetings of the Board of Directors

During 2005 the Board of Directors held four regular meetings and two special meetings. All of the directors attended at least 75% of the total number of meetings of the Board and all committees of which they were members.

Annual Meeting Attendance by Directors

The directors are encouraged but not required to attend the annual meeting of shareholders. Last year ten out of thirteen directors attended the annual meeting.

Committees of the Board of Directors

The Board of Directors has established the following standing committees: Executive, Audit, Governance, and Executive Compensation. The Governance Committee also acts as a Nominating Committee.

Executive Committee. The Executive Committee possesses and exercises all the powers of the Board, except for matters which are required by law to be acted upon by the full Board. The members of the Executive Committee are Directors Dahlmann (Chairman), Tomb (Secretary), Charley, Côté, Cuccaro, Fairman, Glass, Latimer, Newill, O’Dell, Robertshaw, Singer, and Ventura. The Executive Committee does not meet on a scheduled basis, but meetings may be called if action is required when the Board is not in session. The Executive Committee did not meet during 2005.

Audit Committee. The Audit Committee is responsible for monitoring the integrity of First Commonwealth’s financial statements, the independent auditor’s qualifications and independence, the performance of First Commonwealth’s internal audit function and independent auditors, and First Commonwealth’s compliance with legal and regulatory requirements. A detailed list of the Audit Committee’s functions is included in its charter. The charter is available on First Commonwealth’s website as described below. The Audit Committee is comprised of Directors Newill (Chairman), Côté, Singer, and Ventura. The Board of Directors has determined that all four members of the Audit Committee satisfy the independence and financial literacy requirements of the New York Stock Exchange and that Director Newill qualifies as the “audit committee financial expert” as defined by Securities and Exchange Commission rules. The Committee met eight times in 2005. A report of the Audit Committee follows on page 13.

Governance Committee. The Governance Committee is responsible for measuring the performance of executive officers and members of the Board of Directors and for recommending management succession plans. The Governance Committee also acts as a nominating committee to recommend candidates for election to the Board of Directors at each Annual Meeting and to identify and recommend qualified individuals to become Board members or to fill vacant seats. The Governance Committee currently consists of Directors Latimer (Chairman), Fairman, Newill, Robertshaw, and Singer. The Board of Directors has determined that all five members of the Governance Committee satisfy the independence requirements of the New York Stock Exchange. During 2005, the Governance Committee held five meetings.

Executive Compensation Committee. The purpose of the Executive Compensation Committee is to annually review and determine the compensation of all directors, senior executive officers and the CEO of First Commonwealth, including incentive compensation plans and equity-based plans. The Executive Compensation Committee is comprised of Directors Fairman (Chairman), Côté, Latimer, and Ventura. The Board of Directors has determined that each member of the Executive Compensation Committee meets the independence requirements of the New York Stock Exchange. The Executive Compensation Committee met six times in 2005. A report of the Executive Compensation Committee follows on page 11.

To obtain copies of the current charters of the Audit Committee, Governance Committee and Executive Compensation Committee, the Corporate Governance Guidelines, and the Code of Conduct and Ethics for

Directors, Officers and Employees, visit First Commonwealth’s website at http://www.fcbanking.com. Click on “Investor Relations,” then click “Corporate Governance,” then select the document that you would like to view. You may also request a copy of any document by writing to First Commonwealth, at P.O. Box 400, Indiana, Pennsylvania 15701, Attention: Investor Relations.

Meetings of Non-Management Directors

First Commonwealth’s non-management directors meet at regularly scheduled executive sessions without any management directors in attendance. David S. Dahlmann has been designated as the Lead Director and will preside over the executive sessions.

Procedures for Nominating Directors

The By-Laws of First Commonwealth require that any shareholder who intends to nominate or cause to have nominated any candidates for election to the Board of Directors (other than a candidate proposed by First Commonwealth’s then existing Board of Directors) must notify the Secretary of First Commonwealth in writing at least 120 days before the anniversary of the date on which First Commonwealth mailed its proxy statement for the previous year’s Annual Meeting (for the 2006 Annual Meeting, such notification must have been received by the Secretary on or before November 18, 2005).

The notification should contain the following information, to the extent known by the notifying shareholder:

•	The name, address, age, and principal occupation of each proposed nominee and the number of shares of First Commonwealth stock owned by each proposed nominee;

•	The name, residence address, and number of shares of First Commonwealth Stock owned by the notifying shareholder;

•	The total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee;

•	A description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such persons or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•	Such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and

•	The written consent of each nominee, signed by such nominee, to serve as a director of First Commonwealth if so elected.

Nominations should be delivered to the Corporate Secretary at the following address:

First Commonwealth Financial Corporation

P.O. Box 400

Indiana, Pennsylvania 15701

Attention: Corporate Secretary

The Board of Directors as a whole will consider nominations submitted by a shareholder if submitted in accordance with the By-Laws and otherwise in time for such consideration.

Criteria for Director Nominees

In considering possible candidates for nomination as a director, the Governance Committee is guided by the following criteria. Candidates should:

•	Have a minimum of five years experience in a business related field;

•	Reside within reasonable proximity of First Commonwealth’s geographical area;

•	Be involved with professional, service or non-profit groups;

•	Maintain a financial relationship with First Commonwealth’s subsidiary bank;

•	Agree to serve on one standing committee of the Board; and

•	Have sufficient time available to devote to the affairs of First Commonwealth and to attend meetings as frequently as necessary.

In addition, persons who are nominated to the board for the first time must own at least a minimum of 5,000 shares of First Commonwealth stock, and nominees who have served at least one three-year term must own at least 15,000 shares of First Commonwealth stock.

COMPENSATION OF DIRECTORS

Directors who also serve in a management capacity do not receive compensation for service on the Board of Directors or Committees of the Board of Directors. Non-management directors are compensated at the rate of $2,000 per regular quarterly and special board meetings attended and also receive an annual retainer of $12,000. Committee members receive $1,000 per committee meeting attended. Members who act in the capacity of Chairman of a committee also receive an additional $1,000 per committee meeting attended. When an executive session of the non-management directors is held on the same day as a regular Board meeting, no fee will be paid. Otherwise, the $2,000 Board fee per meeting attended will apply. In addition, Mr. Dahlmann receives an annual retainer fee of $180,000 for his service as the Non-Executive Chairman and Lead Director.

Each member of the board who is not an employee of First Commonwealth is eligible to receive options to purchase First Commonwealth stock pursuant to First Commonwealth’s Compensatory Stock Option Plan. Option grants are made at the discretion of the Executive Compensation Committee. Each non-employee director received non-qualified options to purchase 3,000 shares of common stock on January 18, 2005. These options are currently exercisable at an exercise price of $14.55 per share, and will expire on January 18, 2016.

This was the final grant made under the Compensatory Stock Option Plan. The Plan expired on October 16, 2005, and the Executive Compensation Committee may no longer grant stock options to non-employee directors. Options previously granted are still valid until the expiration date of each individual option agreement.

The Deferred Compensation Plan for Non-Employee Directors allows non-employee directors to defer receipt of any retainers and Board and committee meeting fees, including amounts paid for Advisory Board service. At the election of the director, the deferred amounts are credited to a stock account, a non-stock account, an investment account or any combination thereof. Payments under the plan are made as a lump sum at the earlier of the cessation of service as a director or the death or disability of the director.

COMPENSATION OF EXECUTIVE OFFICERS

The table below sets forth information concerning the annual and long-term compensation paid to First Commonwealth’s Chief Executive Officer, each of the four most highly compensated individuals who were executive officers at the end of the 2005 fiscal year, and Mr. E. James Trimarchi, who would have been among the four most highly compensated executive officers had he served as an executive officer at the end of the fiscal year (collectively, the “Named Executive Officers”). The table includes compensation for services in all capacities to First Commonwealth and its subsidiaries for each of the last three fiscal years.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Securities Underlying Options(#)	All Other Compensation ($)(3)
Joseph E. O’Dell President and Chief Executive Officer	2005 2004 2003	392,850 436,500 441,750	60,000 71,828 42,950	0 0 34,082	162,937 158,892 106,295

Gerard M. Thomchick Senior Executive Vice President and Chief Operating Officer	2005 2004 2003	329,572 363,850 365,100	57,830 59,070 33,135	0 0 25,500	86,666 84,357 38,938

John J. Dolan Executive Vice President and Chief Financial Officer	2005 2004 2003	283,140 286,000 260,000	45,000 50,271 26,000	0 0 16,347	73,926 65,415 29,520

David R. Tomb, Jr. Senior Vice President, Secretary and Treasurer	2005 2004 2003	244,800 244,800 182,800	15,600 20,188 18,280	0 0 10,550	20,979 20,439 19,200

Sue A. McMurdy Senior Vice President and Chief Information Officer	2005 2004 2003	228,690 231,000 210,000	41,250 40,604 0	0 0 10,550	58,898 23,559 19,200

E. James Trimarchi Former Chairman of the Board(4)	2005 2004 2003	408,700 408,700 412,200	0 24,261 0	0 0 31,876	838,379 20,439 19,200

(1)	Annual salary includes compensation for an amount deferred at the election of the Named Executive Officer pursuant to a supplemental executive retirement plan.
(2)	Bonuses are based on performance in the year shown, but are determined and paid during the following year.

(3)	The amounts shown under the heading “All Other Compensation” for 2005 reflect, with respect to each Named Executive Officer, (i) matching contributions made by First Commonwealth under First Commonwealth’s 401(k) plan, (ii) discretionary contributions made by First Commonwealth under the 401(k) plan, (iii) the allocation of shares to the Named Executive Officer’s account under the First Commonwealth Employee Stock Ownership Plan, and (iv) contributions made by First Commonwealth under the non-qualified supplemental executive retirement plan, as follows:

Named Executive Officer	Matching 401(k) Contributions	Discretionary 401(k) Contributions	Allocation of ESOP Shares	SERP Contributions
Joseph E. O’Dell	$8,400	$6,300	$6,279	$141,958
Gerard M. Thomchick	8,400	6,300	6,279	65,686
John J. Dolan	8,400	6,300	6,279	52,947
David R. Tomb, Jr.	8,400	6,300	6,279	0
Sue A. McMurdy	8,400	6,300	6,279	37,919
E. James Trimarchi	8,400	6,300	6,279	0

The amounts shown under the heading “All Other Compensation” for 2005 also include separation payments in the amount of $817,400 payable to Mr. Trimarchi in connection with his retirement. The separation payments will be made in equal biweekly installments over a period of two years from his retirement.

(4)	Mr. Trimarchi served as the Chairman of the Board of First Commonwealth until his resignation on December 20, 2005.

STOCK OPTION GRANTS IN FISCAL YEAR 2005

No stock options were granted to the Named Executive Officers during fiscal year 2005.

AGGREGATE STOCK OPTION EXERCISES IN FISCAL YEAR 2005

AND FISCAL YEAR-END OPTION VALUES

Shown below is information with respect to unexercised stock options held by the Named Executive Officers at December 31, 2005. None of the Named Executive Officers exercised stock options during 2005.

	Number of Shares Underlying Unexercised Options at December 31, 2005(#)		Value of Unexercised In-the-Money Options at December 31, 2005 ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph O’Dell	240,814	0	377,093	0
Gerard M. Thomchick	71,505	0	59,361	0
John J. Dolan	24,517	0	14,549	0
David R. Tomb, Jr.	52,275	0	67,583	0
Sue A. McMurdy	55,020	0	69,844	0
E. James Trimarchi(2)	19,064	0	0	0

(1)	Based on the price of $12.95, which is the average of the high and low prices of First Commonwealth common stock on the NYSE on December 30, 2005.
(2)	Due to his retirement from the Corporation, Mr. Trimarchi’s option will expire on March 20, 2006, pursuant to terms of the option agreement.

AGREEMENTS WITH EXECUTIVE OFFICERS

First Commonwealth has entered into change in control agreements with each of the Named Executive Officers except for Mr. Trimarchi and Mr. Tomb, as well as other executive officers and key employees. The terms of the change in control agreements for the Named Executive Officers are summarized below. All of the change in control agreements are identical in all material respects.

If, within three years following the occurrence of a “change in control” (as defined below) of First Commonwealth, the employer involuntarily terminates the executive’s employment other than for “cause” (as defined below), or if the executive terminates his or her employment for “good reason” (as defined below), the former executive will be entitled to receive a severance benefit equal to the executive’s base compensation payable in equal monthly installments over a period of 36 months following the month in which the termination occurs. In addition to severance payments, the former executive and his or her family will continue to receive, at the employer’s expense, health insurance and other group insurance employee benefits during the period in which severance is payable. A “change in control” occurs if any person or group of persons acting in concert acquire 50% or more of the outstanding shares of First Commonwealth’s common stock (including by merger, consolidation or similar transaction), or if the persons who were directors as of the date of the change of control agreement (or any replacement director who is nominated by a majority of the incumbent directors) cease to constitute a majority of the board of directors for any reason. “Cause” for termination by the company exists if the executive commits a felony resulting in, or intended to result in, loss to First Commonwealth, its customers, or affiliates, or if the executive intentionally fails to perform his or her duties for 30 consecutive days following written notice from First Commonwealth that such duties are not being performed. An executive has “good reason” to terminate his or her employment if the executive’s title or responsibilities are reduced or diminished, the executive is forced to relocate his or her principal office by more than 50 miles or is to travel significantly more than prior to the change of control or the company reduces the executive’s base salary or material benefits.

The executive’s right to receive severance payments and benefits is conditioned upon the executive’s compliance with covenants prohibiting competition with the former employer and soliciting customers and employees of the former employer during the period in which severance is being paid. The right to receive severance benefits terminates when the executive reaches full retirement age for purposes of receiving Social Security benefits.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The information contained in this report and in the accompanying performance graph shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

As the Executive Compensation Committee of the Board of Directors, we are responsible for establishing First Commonwealth’s executive compensation philosophy and major compensation policies. We are also responsible for determining all aspects of the compensation paid to the Chief Executive Officer and review and approve compensation paid to the other executive officers. We have access to an independent compensation consultant and to competitive compensation data. The Executive Compensation Committee is composed entirely of “independent directors” as defined in the New York Stock Exchange listing standards.

Our general philosophy with respect to our executive officers, including the CEO, is that compensation be sufficient to attract, motivate and retain executives of outstanding ability and potential, that the level of compensation relate to both First Commonwealth’s and the executive officer’s annual performance, and that the compensation be aligned with the interests of our shareholders. The elements of the executive compensation package are base salary, short-term incentive compensation, a stock option plan, and benefits. We believe that First Commonwealth’s executive compensation program provides an overall level of compensation that is competitive within its industry for companies approximating the size of First Commonwealth.

Base Salary

In evaluating and approving the base salaries paid to First Commonwealth’s executive officers, we review First Commonwealth’s performance as a whole and the individual performance of each executive officer. In addition, we take into account how base salaries paid by First Commonwealth compare to those paid by similarly sized companies in the banking and financial services industry in the Middle Atlantic region and adjacent states to executive officers of similar positions, experience and responsibility. We strive to maintain base salaries ranging from the fiftieth to seventy-fifth percentile among those paid by other members of First Commonwealth’s peer group.

Short-Term Incentive Compensation

Effective as of January 1, 1998, First Commonwealth adopted the First Commonwealth Financial Corporation Cash Incentive Program whereby the executive officers of First Commonwealth and the presidents of First Commonwealth’s subsidiaries are entitled to receive cash bonuses if First Commonwealth’s earnings per share increase by more than eight percent (or ten percent in the case of the four most highly compensated participants) over earnings per share during the prior year. In addition to the Cash Incentive Program, we possess broad discretion to award bonuses based upon the attainment of First Commonwealth’s strategic objectives and the performance of individual executive officers. No bonuses were awarded under the Cash Incentive Program for services performed during 2005. However, the Committee awarded discretionary bonuses to the Named Executive Officers in the amounts reflected in the Summary Compensation Table above in recognition of their community involvement and as compensation for additional duties undertaken by the Named Executive Officers as a result of the restructuring of First Commonwealth’s organizational structure during 2005.

Stock Option Plan

First Commonwealth’s Compensatory Stock Option Plan expired during 2005 and options may no longer be awarded under the plan. Although we believe that stock options and other equity-based incentive compensation are a valuable means to align executive officer and shareholder interests and motivate management to increase shareholder value over the long term, we believe that the current distribution of stock options among executive officers is sufficient to achieve these goals. Accordingly, we do not currently plan to implement a new stock option or equity incentive program.

Benefits

Executive officers participate in employee benefit programs available to other employees of First Commonwealth. In addition, executive officers participate in a Supplemental Executive Retirement Plan, or SERP, which was established to restore benefits that are not available to highly compensated employees under First Commonwealth’s 401(k) and employee stock ownership plans. Under the terms of the SERP, participants, including Mr. O’Dell and the other Named Executive Officers except Mr. Tomb, may contribute up to 25% of their excess compensation (compensation in excess of the limit under First Commonwealth’s 401(k) plans) to the SERP in the form of a salary reduction. First Commonwealth makes contributions equal to 12% of the participant’s excess compensation and discretionary contributions in amounts determined by the Committee. The amounts contributed by First Commonwealth to the SERP on behalf of Mr. O’Dell and each other Named Executive Officer are set forth in footnote 3 of the Summary Compensation Table above.

Chief Executive Officer Compensation

In 2005, Mr. O’Dell completed his eleventh year as President and Chief Executive Officer of First Commonwealth. He received a base salary of $392,850. Mr. O’Dell did not receive any stock option grants in

2005 nor did he participate in a defined benefit pension plan. The Committee awarded Mr. O’Dell a cash bonus of $60,000, and the Committee awarded a discretionary matching contribution to Mr. O’Dell’s SERP in the amount of $141,958. The Committee believes that Mr. O’Dell’s compensation level in 2005 was appropriate in light of the services he performed and First Commonwealth’s operating results during 2005.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits First Commonwealth’s tax deduction to $1 million for compensation paid to any of the Named Executive Officers unless certain requirements are met. The Committee makes every effort to structure First Commonwealth’s executive compensation program to obtain full deductibility of executive compensation under Section 162(m) and does not anticipate the loss of any deduction with respect to compensation paid to the Named Executive Officers in 2005.

Submitted by the Executive Compensation Committee,

Alan R. Fairman, Chairman	Dale P. Latimer
Edward T. Côté	Robert J. Ventura

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has adopted a written charter outlining the duties and responsibilities for the Audit Committee. The Audit Committee members are independent as defined in the New York Stock Exchange listing standards.

The Audit Committee has:

1.	Reviewed and discussed the audited financial statements with management;

2.	Discussed with the independent auditors, Ernst & Young LLP (“Ernst & Young”), the matters required to be discussed by Statement on Auditing Standards No. 61; and,

3.	Received the written disclosures and the letter from the independent auditors, Ernst & Young, required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditor’s independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in First Commonwealth’s annual report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

James W. Newill, Chairman

Edward T. Côté

Laurie S. Singer

Robert J. Ventura

PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the cumulative total shareholder return on the Corporation’s Common Stock against the cumulative total return of the Russell 2000 Index and selected bank holding companies operating in Pennsylvania with assets between one and eight billion dollars, including FNB Corporation, Fulton Financial Corporation, S & T Bancorp Inc., Susquehanna Bancshares Inc., and AmeriServ Financial, Inc. (peer group) for the five years commencing January 1, 2001 and ending December 31, 2005.

Cumulative Five Year Total Return

First Commonwealth vs. Russell 2000 and Peer Group

EXECUTIVE COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Executive Compensation Committee consists of Directors Côté, Fairman, Latimer, and Ventura. No member was an officer or employee of First Commonwealth during 2005 nor has ever been an officer or employee of First Commonwealth or a subsidiary. Further, during 2005, no executive officer of First Commonwealth served on a compensation committee (or other board committee performing equivalent functions) or Board of Directors of any entity related to the above named Committee members or of any entity whose executive officers served as a director of First Commonwealth.

COMPLIANCE WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934 requires First Commonwealth’s directors and executive officers, and persons who own more than ten percent of a registered class of First Commonwealth’s equity securities, to file with the Securities and Exchange Commission an initial report of ownership and reports of changes in ownership of our common stock and other equity securities of First Commonwealth. Executive officers, directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulations to furnish First Commonwealth with copies of all Section 16(a) forms they file. Based solely on its review of the copies of forms received by it, and written and oral representation from its directors, executive officers and greater than ten-percent shareholders, First Commonwealth is not aware of any late filings or failures to file Section 16(a) forms during 2005.

INTERESTS OF NOMINEES, DIRECTORS, AND OFFICERS

IN CERTAIN TRANSACTIONS

During 2005, David R. Tomb, Jr., attorney-at-law, and the law firm of Tomb and Tomb of which Mr. Tomb is a partner performed legal services for First Commonwealth and First Commonwealth Bank. Mr. Tomb is a director and executive officer of First Commonwealth. The fees paid for services during 2005 were $70,000.

During 2005, FCB paid the following compensation to Julia Trimarchi Cuccaro, attorney-at-law: $142,324 for preparing state-wide lien searches and abstracting services in connection with loans made by FCB and $40,000 for various legal services in the ordinary course of banking business. Ms. Cuccaro is a director of First Commonwealth.

First Commonwealth has made and intends to continue to make loans through its subsidiary, First Commonwealth Bank, to various of its Directors and executive officers, and to corporations or other entities in which they may own a controlling interest. Any such loans were and will be made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not and will not involve more than a normal risk of collectibility or present other unfavorable features.

In addition to loans made by its banking subsidiary, First Commonwealth, through an executive loan plan, has advanced amounts to executive officers of First Commonwealth. During 2005 Mr. O’Dell and Thaddeus J. Clements, each an executive officer, had outstanding loan balances and these amounts are included in Note 26 “Related Party Transactions” of First Commonwealth’s Annual Report on Form 10-K along with those credits issued to Directors and executive officers through First Commonwealth’s banking subsidiary. The highest amount outstanding during 2005 was $294,073 and $93,037 for O’Dell and Clements, respectively. The balance outstanding at February 28, 2006, was $253,976 and $79,874, respectively. These loans were extended through a line of credit and carry an interest rate at the New York City prime rate. First Commonwealth discontinued advancing amounts under this plan as of July 30, 2002.

ACCOUNTANTS

Ernst & Young was selected by the Board of Directors to serve as First Commonwealth’s independent public accountant for its 2005 fiscal year.

On February 27, 2006, the Audit Committee of the Board of Directors of First Commonwealth approved, by unanimous consent, the engagement of KPMG LLP as its independent auditors for the year ending December 31, 2006, and the dismissal of Ernst & Young effective upon completion of their audit of First Commonwealth’s financial statements for the year ended December 31, 2005.

Ernst & Young was notified on February 27 that they would be dismissed upon completion of their audit of First Commonwealth’s financial statement for the year ended December 31, 2005.

The reports of Ernst & Young on First Commonwealth’s financial statements for the years ended December 31, 2005, and December 31, 2004, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of First Commonwealth’s financial statements for the fiscal years ended December 31, 2005, and December 31, 2004, there were no disagreements with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which if not resolved to the satisfaction of Ernst & Young would have caused Ernst & Young to make reference to the matter in their report.

Aggregate fees for the fiscal years ending December 31, 2005, and December 31, 2004, billed by First Commonwealth’s principal accounting firm, Ernst & Young, were:

	2005	2004
Audit Fees(a)	$660,000	$571,610
Audit Related Fees(b)	$23,100	$21,000
Tax Fees	$0	$0
All Other Fees(c)	$5,000	$445

(a)	“Audit Fees” billed for the years ending December 31, 2005, and December 31, 2004.
(b)	“Audit Related Fees” billed in the years ending December 31, 2005, and December 31, 2004, were for employee benefit plan audits and a student loan attestation report of which 100% were pre-approved.
(c)	“All Other Fees” billed in the years ended December 31, 2005 and 2004 represent subscription fees for an accounting and auditing research tool. The fees paid for this service in 2005 were pre-approved by the Audit Committee. For 2004, 100% of these fees were approved by the Audit Committee pursuant to the “de minimis” exception from the pre-approval requirement under Rule 2-01(c)(7)(i)(C) of Regulation S-X.

All auditing services (which may entail providing comfort letters in connection with registered offerings of securities) and all non-audit services provided to First Commonwealth by First Commonwealth’s auditors which are not prohibited by law are pre-approved by the Audit Committee pursuant to established policy and procedures.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provisions of such services does not impair the auditor’s independence. The pre-approval policy generally states that unless a type of service to be provided by the independent auditor has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed service exceeding pre-approved cost levels requires specific pre-approval by the Audit Committee. The term of the general pre-approval is usually 12 months from the date of pre-approval. The Audit Committee revises the list of general pre-approved services from time to time. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant required pre-approvals. The decision of any member to whom authority is delegated to pre-approve an activity is presented to the full Audit Committee at its next scheduled meeting.

A representative from Ernst & Young is expected to be present at the annual meeting and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions. A representative from KPMG LLP is not expected to be present at the annual meeting.

ANNUAL REPORT

A copy of First Commonwealth’s Annual Report to Shareholders for the fiscal year ended December 31, 2005, is enclosed with this Proxy Statement.

A copy of the First Commonwealth’s annual report on Form 10-K for 2005 as filed with the Securities and Exchange Commission may be obtained without charge upon written request to: David R. Tomb, Jr., Secretary/Treasurer, P.O. Box 400, Indiana, Pennsylvania 15701. The annual report is also available through First Commonwealth’s website, http://www.fcbanking.com, click on “Investor Relations,” then choose “Annual Reports.”

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

First Commonwealth shareholders who want to communicate with the Board or any individual Director can write to:

First Commonwealth Financial Corporation

Attn: Board Communications

P.O. Box 400

Indiana, PA 15701

Your letter should indicate that you are a First Commonwealth shareholder. Depending on the subject matter, management will:

•	Forward the communication to the Director or Directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the Directors on request.

In addition, First Commonwealth has retained an independent service provider to receive calls from shareholders and other interested parties who wish to communicate with the non-management directors. The telephone number for this service is 1-866-825-5283. The independent service provider will forward all communications to the Lead Director who will take such action as he deems appropriate. A summary report of all communications received and actions taken by the Lead Director will be presented during the next executive session of the non-management directors and, if the non-management directors deem appropriate, to the full Board.

SHAREHOLDER PROPOSALS

Proposals of First Commonwealth shareholders intended to be presented at the annual meeting of Shareholders to be held in the year 2007 must be received by the Secretary of First Commonwealth not later than November 18, 2006 (120 days prior to the mailing date of this year’s proxy statement), in order to be considered for inclusion in First Commonwealth’s proxy statement for that meeting.

In connection with the 2007 Annual Meeting of Shareholders, if First Commonwealth does not receive notice of a matter or proposal to be considered (whether or not the proponent thereof intends to include such matter or proposal in the proxy statement of First Commonwealth) on or before February 1, 2007 (45 days prior to the mailing date of this year’s proxy statement), then the persons appointed by the Board of Directors to act as the proxies for such annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal at such annual meeting, if such matter or proposal is raised at such annual meeting.

APPENDIX

(PROXY CARD)

(This Section Intentionally Blank)

Detach Proxy Card Here

Please Sign, Date and Return the
Proxy Promptly Using the Enclosed	Votes must be indicated
Envelope	(x) in Black or Blue Ink.

1. Election of the following nominees as Directors to serve for terms ending in 2009.

To change your address,
FOR ALL ☐	WITHHOLD ☐	EXCEPTIONS ☐	please mark this box. ☐
FOR ALL
To include any comments,
please mark this box. ☐

Nominees: James W. Newill, John A. Robertshaw Jr., Laurie S. Singer, and Robert J. Ventura

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

SCAN LINE

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. For joint accounts each joint owner should sign. If a corporation, please sign in full corporate name by President or other authorized officer, giving your full title as such. If a partnership, please sign in name by authorized person, giving your full title as such.

Date	Share Owner sign here	Co-Owner sign here

FIRST COMMONWEALTH FINANCIAL CORPORATION

Old Courthouse Square, 22 North Sixth Street

Indiana, Pennsylvania 15701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 17, 2006

The Annual Meeting of Shareholders of First Commonwealth Financial Corporation will be held at 654 Philadelphia Street, Indiana, PA on Monday, April 17, 2006 at 3:00 p.m., local time, for the following purposes:

1.	To elect four Directors to serve for terms expiring in 2009.

2.	To act on such other matters as may properly come before the Meeting.

Only holders of Common Stock of First Commonwealth Financial Corporation of record at the close of business on March 3, 2006 will be entitled to vote at the meeting or any adjournment thereof.

To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy card does not affect your right to vote in person if you attend the meeting.

FIRST COMMONWEALTH FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 17, 2006

This Proxy is Solicited on Behalf of the Board of Directors of

First Commonwealth Financial Corporation

The undersigned shareholder of First Commonwealth Financial Corporation (“the Corporation”) hereby appoints Thomas Mathe, Douglas Brown, and Natalie M. Felix, and each of them, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Corporation the shares which the undersigned would be entitled to vote if personally present on the following matter and such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1.

The undersigned hereby revokes all previous proxies for the Annual Meeting of Shareholders, hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement furnished therewith and hereby ratifies all that the said proxies may do by virtue hereof.

(Continued, and to be signed and dated on the reverse side.)

FIRST COMMONWEALTH FINANCIAL CORPORATION

P. O. BOX 11043

NEW YORK, NY 10203-0043